Ex99-14

CERTIFICATE OF FORMATION
OF
TORO PARTNER LLC

        This Certificate of Formation of Toro Partner LLC (the “LLC”) is being duly executed and filed by Robert W. Phillpott, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.).

      FIRST.      The name of the limited liability company formed hereby is Toro Partner LLC.

      SECOND.      The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

      THIRD.      The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of April 30, 2003.

/s/ Robert W. Phillpott
Authorized Person